Michael Wellesley-Wesley President and Chief Executive Officer (631) 845-2000	Jerry Kieliszak Senior Vice President and Chief Financial Officer (631) 845-2011

CHYRON REPORTS FINANCIAL RESULTS FOR THE SECOND QUARTER AND FIRST SIX MONTHS OF 2009

MELVILLE, N.Y., August 6, 2009 -- Chyron (NASDAQ:  CHYR), a leading provider of Graphics as a Service for On Air, Online, Out of Home, and Mobile Applications, today announced its financial results for the second quarter and first six months ended June 30, 2009.

            For the second quarter ended June 30, 2009, revenues were $5.8 million, a decrease of 42% from revenues of $10.0 million in the second quarter of 2008. Operating loss for the quarter was $1.4 million as compared to operating income of $1.2 million for the second quarter of 2008. Net loss for the quarter was $1.1 million, or $0.07 per share, as compared to net income of $1.1 million, or $0.07 per share, for the second quarter of 2008. Adjusted EBITDA was a loss of $0.8 million for the second quarter as compared to a gain of $1.6 million in 2008's second quarter. The Company defines Adjusted EBITDA as GAAP net income (loss) plus interest, income tax expense or benefit, depreciation, amortization and non-cash stock option expense. An explanation of management's use of this measure of results and a reconciliation of Adjusted EBITDA to the most directly comparable GAAP measure of net income (loss) is set forth at the end of this press release.

            For the six months ended June 30, 2009, revenues were $12.1 million, a decrease of 34% from revenues of $18.3 million in the prior year's first six month period.  Operating loss for the six months was $2.5 million as compared to operating income of $1.3 million for the first six months of 2008. Net loss for the six months was $2.0 million, or $0.13 per share, basic and diluted, as compared to net income of $1.4 million, or $0.09 basic and $0.08 diluted earnings per share, for the first six months of 2008. Adjusted EBITDA for the six months was a loss of $1.2 million as compared to a gain of $2.4 million for the comparable 2008 period.

            Michael Wellesley-Wesley, Chyron President and CEO, commented, "Our second quarter results were as we expected and reflect the severity of the global media recession and sharp declines in all categories of TV advertising spending. Many of our broadcast customers have curtailed their capital equipment spending and have deferred or cancelled planned upgrade programs. We have adjusted to this new reality by reducing headcount, cutting salaries and taking other expense control measures while continuing to emphasize investment in R&D and product development. We view this period as an opportunity to build a strong foundation for future growth."

            Mr. Wellesley-Wesley concluded, "Our AXIS On Demand hosted content creation services continue to generate widespread interest and are gaining real traction. I expect other major TV station groups to join Fox and Gannett as AXIS customers in 2009. Our broadcast customers know they have to reduce their costs. Many are considering how to replace their traditional high fixed cost business model with exactly the kind of variable, low cost model that we believe AXIS represents and the stunning cost savings that AXIS can deliver. We believe that AXIS gives us first mover advantage; our goal is to build on this aggressively to emerge as a leader in 2010."

Conference Call and Webcast: Second Quarter Financial Results:

Chyron Corporation management will host a conference call on Thursday, August 6, 2009, at 10:00 AM eastern time, to review the second quarter results. Participants using the telephone should dial (888) 679-8033 (U.S. and Canada) or (617) 213-4846 (International) and refer to passcode 13026430.  Web participants are encouraged to go to either www.chyron.com or www.earnings.com at least 15 minutes prior to the start of the call to register, download, and install any necessary audio software. The replay numbers and passcode are (888) 286-8010 (U.S. and Canada) or (617) 801-6888 (International) and refer to passcode 42699832. The online archives will be available on both sites shortly after the conclusion of the call. Each replay will continue for seven days, through August 13, 2009.

About Chyron

As the pioneer of Graphics as a Service for all digital video media Chyron continues to define the world of digital and broadcast graphics with Web, Mobile, HD, 3D and newsroom integration solutions. Winner of numerous awards, including two Emmys, Chyron has proven itself as a leader in the industry with sophisticated graphics offerings that include Online, Chyron's AXIS Graphics online content creation software, HD/SD switchable on-air graphics systems, clip servers, channel branding and telestration systems, graphic asset management and XMP integration solutions, and the award-winning WAPSTR mobile phone newsgathering application, as well as digital signage. For more information about Chyron products and services please visit the Company's websites at www.chyron.com, www.chytv.com and www.axisgraphics.tv (NASDAQ:  CHYR).

Special Note Regarding Forward-looking Statements

            This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating (i) to the Company's view that this period presents an opportunity to better position the Company for future growth; (ii) increased interest in and traction for the Company's AXIS On Demand hosted content creation services; (iii) the Company's expectation that other major TV station groups will join Fox and Gannett as AXIS customers in 2009; (iv) the low, variable cost model that the Company believes AXIS offers and the cost savings that AXIS can deliver; and (v) the Company's goal to capitalize and build upon its first mover advantage to emerge as a leader in 2010. These forward-looking statements are based on management's current expectations and are subject to certain risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: current and future economic conditions that may adversely affect our business and customers; our revenues may fluctuate from period to period and therefore may fail to meet expectations, which could cause our stock price to decline; our ability to maintain adequate levels of working capital; our ability to successfully maintain the level of operating costs; our ability to obtain financing for our future needs should there be a need; our ability to incentivize and retain our current senior management team and continue to attract and retain qualified scientific, technical and business personnel; our ability to integrate our AXIS online graphics creation solution into our product offerings and to generate profits from AXIS as quickly as expected; our ability to generate sales and profits from our workflow and asset management solutions and Mobile Suite products; rapid technological changes and new technologies that could render certain of our products to be obsolete; competitors with significantly greater financial resources; new product introductions by competitors; expansion into new markets; and, other factors discussed under the heading "Risk Factors" contained in Item 1A in our Annual Report on Form 10-K for the year ended December 31, 2008, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time. All information in this press release is as of the date of the release, and we undertake no duty to update this information unless required by law.

- Tables Follow -

CHYRON CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008
Net sales	$ 5,781	$10,043	$12,051	$18,347
Gross profit	3,978	7,280	8,198	13,140
Operating expenses:
Selling, general and administrative	3,572	4,440	7,026	8,610
Research and development	1,840	1,688	3,670	3,203
Total operating expenses	5,412	6,128	10,696	11,813
Operating (loss) income	(1,434)	1,152	(2,498)	1,327
Interest and other income (expense), net	27	(3)	(13)	77
(Loss) income before tax benefit (provision)	(1,407)	1,149	(2,511)	1,404
Income tax benefit (provision)	321	(40)	546	(40)
Net (loss) income	$(1,086)	$1,109	$(1,965)	$ 1,364

Net (loss) income per common share -
Basic	$(0.07)	$0.07	$(0.13)	$0.09
Diluted	$(0.07)	$0.07	$(0.13)	$0.08

Weighted average number of common and
common equivalent shares outstanding:
Basic	15,736	15,567	15,709	15,528
Diluted	15,736	16,726	15,709	16,662

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	June 30,	December 31,
	2009	2008
Assets:
Cash and cash equivalents	$ 3,905	$ 5,322
Accounts receivable, net	4,334	3,199
Inventories, net	2,703	2,853
Deferred taxes	2,757	2,669
Other current assets	953	923
Total current assets	14,652	14,966
Deferred taxes	17,485	17,001
Goodwill and intangible assets, net	3,018	3,086
Other non-current assets	2,237	1,360
Total assets	$37,392	$36,413

Liabilities and shareholders' equity:
Current liabilities	$ 5,567	$ 4,699
Non-current liabilities	3,504	2,380
Total liabilities	9,071	7,079

Shareholders' equity	28,321	29,334
Total liabilities and shareholders' equity	$37,392	$36,413

The Company defines Adjusted EBITDA as GAAP net income (loss) plus net interest, income tax expense or benefit, depreciation, amortization and non-cash stock option expense. These results are provided as a complement to results provided in accordance with GAAP because management believes this non-GAAP financial measure is a good indication of the Company's ability to generate cash that is or will be used in the business. Adjusted EBITDA is not a measurement of financial performance under GAAP and should not be considered a substitute for net income (loss) as a measure of performance.

RECONCILIATION OF ADJUSTED EBITDA TO NET (LOSS) INCOME (Unaudited)
(in thousands)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2009	2008	2009	2008

Net (loss) income	$(1,086)	$1,109	$(1,965)	$1,364
Interest, net	9	15	14	8
Income taxes	(321)	40	(546)	40
Depreciation	213	186	393	354
Amortization	34	30	67	62
EBITDA	$(1,151)	$1,380	$(2,037)	$1,828
Stock Option Expense	388	233	813	553
Adjusted EBITDA	$ (763)	$1,613	$(1,224)	$2,381